Exhibit 99.1

LNB Bancorp, Inc. Reports First Quarter 2008 Results

  Net income 20-cents per diluted share for 1st quarter 2008
  Normalized earnings show 20.0 percent increase 1Q08 vs. 1Q07
  Strategic investments bolster income growth opportunities

LORAIN, Ohio--(BUSINESS WIRE)--LNB Bancorp, Inc. (NASDAQ: LNBB) today reported net income for the three months ended March 31, 2008 of $1,447,000, or $.20 per diluted share, compared with $1,535,000, or $.24 per diluted share reported for the same period a year ago. When normalizing net income to exclude certain nonrecurring items (as further described below), net income for the first quarter of 2008 would have been $1,467,000, compared to net income of $1,223,000 for the first quarter of 2007, an increase of $244,000 or 20.0 percent.

“Our performance in the first quarter this year was solid, despite the continuing interest rate pressures facing our industry,” said Daniel E. Klimas, president and chief executive officer of LNB Bancorp, Inc., “Our balance sheet remains strong and we continue to effectively manage our asset quality.”

The first quarter 2008 net income of $1,447,000 included two nonrecurring items. One item was a payment of $460,000 received in a partial redemption of stock issued by VISA to LNB as a member institution, which was recorded by LNB as other income. The other nonrecurring item was expenses of $491,000 incurred for outside services related to the special meeting of shareholders held on March 18, 2008. The first quarter 2007 net income of $1,535,000 included one nonrecurring item, as during the quarter the Company made an early election to measure certain financial instruments in accordance with SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities.” The value of the investments measured at fair value net of tax increased net income $312,000 during the first quarter of 2007, thereby resulting in a gain being recognized in the income statement.

“For the remainder of the year, we are uncertain as to whether the economic pressures will ease, but we are encouraged by our ability to continue to grow income in this tough environment which we believe is in large part due to the strategic investments we made over the past two years,” said Klimas.

First quarter 2007 results do not reflect the acquisition of Morgan Bancorp, Inc. of Hudson, Ohio, which occurred in the second quarter of 2007.

Key Performance Measures

Net interest income for the first quarter of 2008 was $7,520,000, a 10.1 percent increase compared with net interest income of $6,829,000 for the first quarter a year ago. “This performance is gratifying in light of a continued falling interest rate environment,” said Klimas. The Federal Open Market Committee has cut the federal funds rate 200 basis since the beginning of this year and 300 basis points since September 2007. This has impacted the bank’s net interest margin, which fell to 3.05 percent in the first quarter 2008, compared to 3.50 percent a year ago and 3.24 percent at the end of the fourth quarter of 2007.

Interest income from loans was $12,576,000 for the first quarter of 2008, up 13.4 percent from $11,088,000 in the first quarter of 2007. This was despite the fact that the yield on loans decreased 50 basis points between the first quarter of 2008 and the first quarter of 2007. Average commercial loans grew by $58 million and average consumer loans by $71 million in the first quarter of 2008 over the same quarter a year ago.

Noninterest income was $3,334,000 for the first quarter of 2008, up from $2,989,000 for the same period in 2007, and $3,073,000 in the fourth quarter of 2007. The two biggest components of noninterest income are deposit service charges and trust and investment management services. Deposit service charges and electronic banking fee income continued to grow in the first quarter of 2008 with an increase of $167,000 over the same period last year. Deposit service charges and electronic banking fees during the first quarter of 2008 totaled $1,755,000, a 10.5 percent increase over the same period last year. Trust and investment management services were $532,000 for the first quarter of 2008, compared to $522,000 for the same period in 2007. Included in noninterest income was the $460,000 payment from VISA.

Noninterest expense was $8,524,000 in the first quarter 2008, compared to $7,358,000 during the same period a year ago. The largest portions of this increase were due, as mentioned, to the expenses associated with the special shareholder meeting as well as increased expenses related to the bank’s more active management of its loan portfolio.

Asset quality continues to be effectively managed. The allowance for loan losses at March 31, 2008 was $8,000,000, or 1.06 percent of outstanding loans. This was a slight increase from the $7,820,000, or 1.04 percent for the period ended December 31, 2007. Net charge-offs for the first quarter of 2008 were $294,000, down from $425,000 in the first quarter a year ago and $708,000 during the fourth quarter of 2007.

Total assets at the end of the first quarter 2008 were $1,067,002,000 compared with $852,841,000 at the end of the first quarter of 2007. Total deposits at the end of the first quarter this year were $865.1 million, up from $722.6 million at the end of last year’s first quarter. Total portfolio loans at March 31, 2008 were $752.4 million, up from $621.9 million at March 31, 2007.

About LNB Bancorp, Inc.

LNB Bancorp, Inc. is a $1.1 billion financial holding company. Its major subsidiary, The Lorain National Bank, is a full-service commercial bank, specializing in commercial, personal banking services, residential mortgage lending and investment and trust services. The Lorain National Bank and Morgan Bank serve customers through 21 retail-banking locations and 29 ATMs in Lorain, eastern Erie, western Cuyahoga and Summit counties. North Coast Community Development Corporation is a wholly owned subsidiary of The Lorain National Bank. Brokerage services are provided by the bank through an agreement with Investment Centers of America. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “believe,” “anticipate” and “seek,” as well as similar expressions, are forward-looking in nature. Actual results and events may differ materially from those expressed or anticipated as a result of risks and uncertainties which include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which LNB Bancorp, Inc. conducts its operations, as well as the risks and uncertainties described from time to time in LNB Bancorp’s reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Consolidated Balance Sheets

	March 31, 2008	December 31, 2007
	(unaudited)
	(Dollars in thousands except share amounts)
ASSETS
Cash and due from Banks	$ 22,178	$ 23,523
Federal funds sold and short-term investments	4,300	-
Securities:
Trading securities, at fair value	37,220	33,402
Available for sale, at fair value	180,713	179,424
Federal Home Loan Bank and Federal Reserve Stock	4,741	4,579
Total securities	222,674	217,405
Loans held for sale	7,748	4,724
Loans:
Portfolio loans	752,443	753,598
Allowance for loan losses	(8,000)	(7,820)
Net loans	744,443	745,778
Bank premises and equipment, net	12,908	13,328
Other real estate owned	2,680	2,478
Bank owned life insurance	15,670	15,487
Goodwill, net	21,570	21,570
Intangible assets, net	1,245	1,280
Accrued interest receivable	4,183	4,074
Other assets	7,403	6,998
Total Assets	$ 1,067,002	$ 1,056,645

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Demand and other noninterest-bearing	$ 88,424	$ 88,812
Savings, money market and interest-bearing demand	325,731	331,306
Certificates of deposit	450,910	436,823
Total deposits	865,065	856,941
Short-term borrowings	27,876	42,105
Federal Home Loan Bank advances	59,207	44,207
Junior subordinated debentures	20,620	20,620
Accrued interest payable	4,351	4,620
Accrued taxes, expenses and other liabilities	6,520	5,499
Total Liabilities	983,639	973,992
Shareholders' Equity
Common stock, par value $1 per share, authorized 15,000,000 shares, issued 7,623,857 shares at March 31, 2008 and December 31, 2007	7,624	7,624
Preferred Shares, Series A Voting, no par value, authorized 750,000 shares, none issued at March 31, 2008 and December 31, 2007.	-	-
Additional paid-in capital	37,720	37,712
Retained earnings	42,360	42,951
Accumulated other comprehensive loss	1,751	458
Treasury shares at cost, 328,194 shares at March 31, 2008 and December 31, 2007	(6,092)	(6,092)
Total Shareholders' Equity	83,363	82,653
Total Liabilities and Shareholders' Equity	$ 1,067,002	$ 1,056,645

Consolidated Statements of Income (unaudited)

	Three Months Ended March 31,
	2008	2007
	(Dollars in thousands except share and per share amounts)
Interest Income
Loans	$ 12,576	$ 11,088
Securities:
U.S. Government agencies and corporations	1,970	1,564
State and political subdivisions	162	135
Trading securities	293	-
Other debt and equity securities	65	55
Federal funds sold and short-term investments	48	30
Total interest income	15,114	12,872

Interest Expense
Deposits	6,509	5,481
Federal Home Loan Bank advances	570	326
Short-term borrowings	175	236
Trust Preferred Securities	340	-
Total interest expense	7,594	6,043
Net Interest Income	7,520	6,829
Provision for Loan Losses	474	383
Net interest income after provision for loan losses	7,046	6,446
Noninterest Income
Investment and trust services	532	522
Deposit service charges	1,111	1,082
Other service charges and fees	644	506
Income from bank owned life insurance	183	167
Other income	599	67
Total fees and other income	3,069	2,344
Securities gains (losses), net	214	473
Gains on sale of loans	187	151
Gain(Loss) on sale of other assets, net	(136)	21
Total noninterest income	3,334	2,989
Noninterest Expense
Salaries and employee benefits	3,778	3,823
Furniture and equipment	996	707
Net occupancy	657	555
Outside services	883	355
Marketing and public relations	308	262
Supplies, postage and freight	349	310
Telecommunications	244	188
Ohio Franchise tax	220	215
Intangible asset amortization	34	28
Electronic banking expenses	210	189
Loan and collection expense	228	94
Other expense	615	632
Total noninterest expense	8,522	7,358
Income before income tax expense	1,858	2,077
Income tax expense	411	542
Net Income	$ 1,447	$ 1,535
Net Income Per Common Share
Basic	$ 0.20	$ 0.24
Diluted	0.20	0.24
Dividends declared	0.18	0.18
Average Common Shares Outstanding
Basic	7,295,663	6,443,673
Diluted	7,295,663	6,443,673

LNB Bancorp, Inc.
Supplemental Financial Information
(Unaudited - Dollars in thousands except Share and Per Share Data)

	Three Months Ended
	March 31,	March 31,	December 31,
	2008	2007	2007
END OF PERIOD BALANCES
Assets	$ 1,067,002	$ 852,841	$ 1,056,645
Deposits	865,065	722,592	856,941
Portfolio loans	752,443	621,940	753,598
Allowance for loan losses	8,000	7,258	7,820
Shareholders' equity	83,363	69,133	82,653

AVERAGE BALANCES
Assets:
Total assets	$ 1,063,204	$ 848,208	$ 1,032,796
Earning assets	988,375	792,163	956,860
Securities	226,039	158,932	214,137
Portfolio loans	762,336	630,814	742,723
Liabilities and shareholders' equity:
Total deposits	$ 881,856	$ 715,624	$ 858,921
Interest bearing deposits	776,941	634,150	772,660
Interest bearing liabilities	884,069	689,319	853,309
Total shareholders' equity	83,925	69,309	82,775

INCOME STATEMENT
Net interest income	$ 7,520	$ 6,829	$ 7,815
Net interest income-FTE (1)	7,615	6,918	7,916
Provision for loan losses	474	383	578
Noninterest income	3,334	2,989	3,073
Noninterest expense	8,522	7,358	8,050
Taxes	411	542	592
Net income	1,447	1,535	1,668
Total revenue	10,854	9,818	10,888

PER SHARE DATA
Basic net income per common share	$ 0.20	$ 0.24	$ 0.23
Diluted net income per common share	0.20	0.24	0.23
Cash dividends per common share	0.18	0.18	0.18
Basic average common shares outstanding	7,295,663	6,443,673	7,295,663
Diluted average common shares outstanding	7,295,663	6,443,673	7,295,663

KEY RATIOS
Return on average assets (2)	0.55%	0.73%	0.64%
Return on average common equity (2)	6.93%	8.98%	7.99%
Efficiency ratio	77.83%	74.27%	73.26%
Noninterest expense to average assets (2)	3.22%	3.52%	3.09%
Average equity to average assets	7.89%	8.17%	8.01%
Net interest margin	3.06%	3.50%	3.24%
Net interest margin (FTE) (1)	3.10%	3.54%	3.28%

ASSET QUALITY
Nonperforming loans	$ 15,044	$ 16,675	$ 10,831
Other real estate owned	2,680	1,073	2,478
Total nonperforming assets	17,724	17,748	13,309
Net Charge Offs	294	425	708
Total nonperforming loans to total loans	2.00%	2.68%	1.44%
Total nonperforming assets to total assets	1.66%	2.08%	1.26%
Net charge-offs to average loans (2)	0.16%	0.27%	0.38%
Allowance for loan losses	1.06%	1.17%	1.04%
Allowance to nonperforming loans	53.18%	43.53%	72.20%

(1) FTE -- fully tax equivalent at 34% tax rate
(2) Annualized

CONTACT:
For LNB Bancorp, Inc.
W. John Fuller, 216-978-7643